WGNB CORP. ANNOUNCES 3RD QUARTER 2004 EARNINGS

CARROLLTON, Ga.-(BUSINESS WIRE)-October 5, 2004-WGNB Corp. (NASDAQ:WGNB), the holding company for West Georgia National Bank, announced its third quarter 2004 earnings in the amount of $1,565,000, or $0.47 per diluted share, compared to the third quarter of 2003 of $1,439,000, or $0.43 per diluted share, an increase of $126,000, or 8.76 percent. The year-to-date net earnings through September 30, 2004 are $4,348,000, or $1.30 per diluted share, which compares to $4,309,000, or $1.29 per diluted share, for the same three quarter period in 2003.

"2004 has been a year of streamlining our operations to squeeze the maximum profitability from the Company," said L. Leighton Alston, Chief Executive Officer. "We are tightening our belts operationally and performing well when compared to many banks in our peer group. Remember, we are operating on about $363,000 less mortgage fee income than last year. Additionally, we have increased the loan loss provision by $400,000 over last year in order to adequately provide for the loan portfolio's growth and any potential loss in the loan portfolio."

"We are back on track with loan growth in 2004," said Steven J, Haack, Chief Financial Officer. "Additionally, our balance sheet has been well managed in terms of interest rate risk over the last three years. Depending on competition for funds in our market area, the balance sheet is poised to perform better with increased interest rates. If we can continue at our present growth rate, we should have a good fourth quarter and 2004 year-end."

Total assets have increased over $65.4 million, or 17.25 percent, total loans have grown $54.0 million, or 18.46 percent and total deposits have grown $52.4 million, or 18.12 percent, from the third quarter ended 2003 to the third quarter ended 2004.


ABOUT WGNB CORP.

WGNB Corp. stock is traded on the NASDAQ Small Cap market under the ticker, "WGNB". West Georgia National Bank has seven full service locations in Carrollton, Bowdon, Villa Rica and Douglasville. The Bank is the largest and most enduring locally owned community bank in its market.

For more information about West Georgia National Bank and WGNB Corp., visit our investor relations page on our website, www.wgnb.com.
                                        ------------

Interested parties may contact Steven J. Haack, Chief Financial Officer, via e-mail at shaack@wgnb.com or at the mailing address of WGNB Corp., P.O. Box 280,
          ---------------
Carrollton, Georgia 30112 to request information.



SAFE HARBOR

Except for financial information contained in this press release, the matters discussed may consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties, which could cause actual results to differ materially from forward-looking information. These risks and uncertainties include but are not limited to, general economic conditions, competition and other factors included in filings with the Securities and Exchange Commission.

When used in this release, the words "believes," "estimates," "plans," "expects," "should," "will," "may," "might," "outlook," "likely," and "anticipates" or similar expressions as they relate to WGNB Corp. (including its subsidiaries), or its management are intended to identify forward-looking statements.

The Company, from time to time, becomes aware of rumors concerning the Company or its business. As a matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company. The Company complies with Federal and State law applicable to disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.

                                         WGNB CORP.
                                   FINANCIAL HIGHLIGHTS
                           (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             September 30, 2004    September 30, 2003
For the Year the Date                           (unaudited)           (unaudited)
------------------------------------------  --------------------  --------------------
   Total interest income                    $            18,458   $            17,765
   Total interest expense                                 5,484                 5,745
                                            --------------------  --------------------
   Net interest income                                   12,974                12,020
   Provision for loan loss                                  625                   225
                                            --------------------  --------------------
   Net interest income after provision                   12,349                11,795
   Total other income                                     4,223                 4,184
   Total other expense                                   10,341                 9,655
                                            --------------------  --------------------
   Earnings before income taxes                           6,231                 6,324
   Income taxes                                           1,883                 2,015
                                            --------------------  --------------------
   Net earnings                                           4,348                 4,309
                                            ====================  ====================
Per Share Data:
   Net earnings                                            1.32                  1.30
   Diluted net earnings                                    1.30                  1.29
   Cash dividends declared year to date                   .5700                 .4950
   Book Value                                             13.40                 12.42
At Period End:
   Total loans                                          346,345               292,365
   Earning assets                                       416,709               353,828
   Assets                                               444,737               379,306
   Deposits                                             341,789               289,351
   Stockholders' equity                                  44,165                41,070
   Weighted average shares outstanding                3,303,337             3,308,637
Key Performance Ratios Year to Date:
   Return on average assets                                1.44%                 1.50%
   Return on average equity                               13.37%                14.24%
   Net interest margin, tax equivalent                     4.52%                 4.59%
   Dividend payout ratio                                  43.18%                38.08%
   Overhead ratio                                         60.13%                59.58%
Asset Quality Ratios:
   Non-performing assets/loans & REO                       0.78%                 0.93%
   Loan loss reserve/total loans                           1.17%                 1.23%
   Loan loss reserve/non-performing assets               150.01%               151.02%
   Loan loss reserve/total capital                         9.15%                 8.74%
Capital Ratios:
   Tier 1 capital/total average assets                     8.71%                10.42%
   Risk based capital ratio                               11.79%                14.56%

Contact:     WGNB Corp.
             Steven J. Haack, 770/832-3557
             shaack@wgnb.com
             ---------------